EXHIBIT 99.1

ZW Data Action Technologies Reports First Quarter 2022 Unaudited Financial Results

BEIJING, May 17, 2022 (GLOBE NEWSWIRE) -- ZW Data Action Technologies Inc. (Nasdaq: CNET) (the "Company"), an integrated online advertising, precision marketing, data analytics and other value-added services provider serving enterprise clients, today announced its unaudited financial results for the three months ended March 31, 2022.

Financial Highlights

  Gross profit of $0.13 million for the first quarter of 2022, compared to a gross loss of $0.72 million for the same period last year;

  Gross profit margin improved to 1.8% for the first quarter of 2022, compared to -8.5% for the same period last year;

  Working capital of $10.92 million as of March 31, 2022, compared to $11.10 million as of December 31, 2021.

First Quarter 2022 Financial Results

Revenues

For the first quarter of 2022, revenues decreased by $0.74 million, or 8.9%, to $7.65 million from $8.40 million for the same period last year. The decrease in revenues was primarily attributable to the decrease in revenues from our Internet advertising and related services business segment, as a result of the regional COVID-19 rebound in many provinces in China during the first quarter of fiscal 2022, which affected business of most of our small medium enterprises (“SMEs”) clients.

Cost of revenues

Total cost of revenues decreased by $1.60 million, or 17.5%, to $7.52 million for the first quarter of 2022 from $9.11 million for the same period last year. The decrease in cost of revenues was primary attributable to the decrease in costs associated with distribution of the right to use search engine marketing service we purchased from key search engines and cost related to providing Internet advertising services at our ad portals, which was in line with the decrease in the related revenues.

Gross profit (loss) and gross profit (loss) margin

Gross profit was $0.13 million for the first quarter of 2022, compared to a gross loss of $0.72 million for the same period last year, which was primarily attributable to the increase of gross margin rate of our main stream of service revenues, i.e. the distribution of the right to use search engine marketing services. Overall gross profit margin rate was 1.8% for the first quarter of 2022, compared to a gross loss margin of 8.5% for the same period last year.

Operating expenses

Sales and marketing expenses increased by $0.04 million, or 146.4%, to $0.07 million for the first quarter of 2022 from $0.03 million for the same period last year. The increase in sales and marketing expenses was mainly attributable to the increase in staff salaries, staff benefits and other general office expenses of our sales department in Guangzhou, as a result of the business development of our Guangzhou office since the fourth fiscal quarter of 2021.

General and administrative expenses increased by $0.55 million, or 55.4%, to $1.55 million for the first quarter of 2022 from $1.00 million for the same period last year. The increase in general and administrative expenses was mainly attributable to an increase in amortization of administrative assets.

Research and development expenses were $0.07 million for both the first quarter of 2022 and the same period last year. Research and development expenses remained stable between the periods.

Operating loss

Loss from operations was $1.55 million for the first quarter of 2022, compared to $1.82 million for the same period last year. Operating loss margin was 20.3% for the first quarter of 2022, compared to 21.6% for the same period last year.

Other income, net

Total other income decreased to $0.83 million for the first quarter of 2022 from $2.48 million for the same period last year. The decrease was primarily attributable to the decrease in gain from change in fair value of warrant liabilities.

Net income (loss) attributable to CNET and earnings (loss) per share

Net loss attributable to CNET was $0.72 million, or loss per share of $0.02, for the first quarter of 2022. This was compared to a net income attributable to CNET of $0.69 million, or earnings per share of $0.02, for the same period last year.

Financial Condition

As of March 31, 2022, the Company had cash and cash equivalents of $4.82 million, compared to $7.17 million as of December 31, 2021. Accounts receivable, net was $3.61 million as of March 31, 2022, compared to $3.44 million as of December 31, 2021. Working capital was $10.92 million as of March 31, 2022, compared to $11.10 million as of December 31, 2021.

Net cash used in operating activities was $0.89 million for the first quarter of 2022, compared to $3.71 million for the same period last year. Net cash used in investing activities was $1.46 million for the first quarter of 2022, compared to $1.87 million for the same period last year.

About ZW Data Action Technologies Inc.

Established in 2003 and headquartered in Beijing, China, ZW Data Action Technologies Inc. (the “Company”) offers online advertising, precision marketing, data analytics and other value-added services for enterprise clients. Leveraging its fully integrated services platform, proprietary database, and cutting-edge algorithms, the Company delivers customized, result-driven business solutions for small and medium-sized enterprise clients in China. The Company also develops blockchain and artificial intelligence enabled web/mobile applications and software solutions for clients. More information about the Company can be found at: http://www.zdat.com/.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ZW Data Action Technologies Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ZW Data Action Technologies Inc.’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ZW Data Action Technologies Inc. will be those anticipated by ZW Data Action Technologies Inc. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ZW Data Action Technologies Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Sherry Zheng
Weitian Group LLC
Email: shunyu.zheng@weitian-ir.com
Phone: +1 718-213-7386

ZW DATA ACTION TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	March 31, 2022	December 31, 2021
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents *	$4,824	$7,173
Accounts receivable, net of allowance for doubtful accounts of $2,245 and $2,236, respectively *	3,611	3,439
Prepayment and deposit to suppliers *	6,613	7,559
Due from related parties *	78	90
Other current assets *	3,173	1,657
Total current assets	18,299	19,918

Long-term investments *	2,285	2,280
Operating lease right-of-use assets *	1,968	2,019
Property and equipment, net *	351	375
Intangible assets, net	6,989	7,523
Long-term deposits and prepayments	76	75
Deferred tax assets, net *	445	441
Total Assets	$30,413	$32,631

Liabilities and Equity
Current liabilities:
Accounts payable *	$751	$1,119
Advances from customers *	1,047	1,245
Accrued payroll and other accruals *	323	389
Taxes payable *	3,555	3,534
Operating lease liabilities *	210	202
Lease payment liabilities related to short-term leases *	111	152
Other current liabilities *	138	141
Warrant liabilities	1,244	2,039
Total current liabilities	7,379	8,821

Long-term liabilities:
Operating lease liabilities-Non current	1,853	1,907
Long-term borrowing from a related party	138	137
Total Liabilities	9,370	10,865

Commitments and contingencies

Equity:
ZW Data Action Technologies Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 100,000,000 shares; issued and outstanding 35,427,677 shares and 35,332,677 shares at March 31, 2022 and December 31, 2021, respectively)	35	35
Additional paid-in capital	61,801	61,785
Statutory reserves	2,598	2,598
Accumulated deficit	(44,451)	(43,734)
Accumulated other comprehensive income	1,060	1,082
Total ZW Data Action Technologies Inc.’s stockholders’ equity	21,043	21,766

Total equity	21,043	21,766

Total Liabilities and Equity	$30,413	$32,631

*All of the VIEs' assets can be used to settle obligations of their primary beneficiary. Liabilities recognized as a result of consolidating these VIEs do not represent additional claims on the Company’s general assets.

ZW DATA ACTION TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Three Months Ended March 31,
	2022	2021
	(US $)	(US $)
	(Unaudited)	(Unaudited)

Revenues
From unrelated parties	$7,652	$8,396
From related parities	-	-
Total revenues	7,652	8,396
Cost of revenues	7,518	9,113
Gross profit/(loss)	134	(717)

Operating expenses
Sales and marketing expenses	69	28
General and administrative expenses	1,548	996
Research and development expenses	68	74
Total operating expenses	1,685	1,098

Loss from operations	(1,551)	(1,815)

Other income/(expenses)
Interest income	46	1
Other expenses, net	(9)	(24)
Change in fair value of warrant liabilities	795	2,507
Total other income	832	2,484

(Loss)/income before income tax benefit and noncontrolling interests	(719)	669
Income tax benefit	2	18
Net (loss)/income	(717)	687
Net income attributable to noncontrolling interests	-	(2)
Net (loss)/income attributable to ZW Data Action Technologies Inc.	$(717)	$685

Net (loss)/income	$(717)	$687
Foreign currency translation loss	(22)	(19)
Comprehensive (loss)/income	(739)	668
Comprehensive income attributable to noncontrolling interests	-	(2)
Comprehensive (loss)/income attributable to ZW Data Action Technologies Inc.	$(739)	$666

(Loss)/earnings per share
(Loss)/earnings per common share

Basic and diluted	$(0.02)	$0.02

Weighted average number of common shares outstanding:

Basic and diluted	35,354,954	28,505,181

ZW DATA ACTION TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2022	2021
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net (loss)/income	$(717)	$687
Adjustments to reconcile net (loss)/income to net cash used in operating activities
Depreciation and amortization	554	112
Amortization of operating lease right-of-use assets	60	36
Share-based compensation expenses	56	100
Deferred taxes	(2)	(18)
Change in fair value of warrant liabilities	(795)	(2,507)
Other non-operating income	(45)	-
Changes in operating assets and liabilities
Accounts receivable	(159)	700
Prepayment and deposit to suppliers	914	(2,630)
Other current assets	13	7
Long-term deposits and prepayments	-	(794)
Accounts payable	(373)	628
Advances from customers	(203)	169
Accrued payroll and other accruals	(66)	(188)
Other current liabilities	(36)	25
Taxes payable	7	(18)
Lease payment liability related to short-term leases	(42)	(1)
Operating lease liabilities	(56)	(14)
Net cash used in operating activities	(890)	(3,706)

Cash flows from investing activities
Cash effect of deconsolidation of VIEs’ subsidiaries	-	(8)
Investments and advances to ownership investee entities	-	(385)
Repayment from ownership investee entities	13	-
Short-term loan to unrelated parties	(2,500)	(312)
Repayment of short-term loan from unrelated parties	1,029	-
Payment for purchase of software technologies	-	(1,160)
Net cash used in investing activities	(1,458)	(1,865)

Cash flows from financing activities
Proceeds from issuance of common stock and warrant (net of cash offering cost of US$1,600)	-	17,111
Net cash provided by financing activities	-	17,111

Effect of exchange rate fluctuation on cash and cash equivalents	(1)	(52)

Net (decrease)/increase in cash and cash equivalents	(2,349)	11,488

Cash and cash equivalents at beginning of the period	7,173	4,297
Cash and cash equivalents at end of the period	$4,824	$15,785